EXHIBIT 99.1

FOSTER WHEELER ANNOUNCES FIRST-QUARTER 2005 FINANCIAL RESULTS

HAMILTON, BERMUDA, May 10, 2005—Foster Wheeler Ltd. (OTCBB : FWHLF) today announced its first-quarter 2005 financial results for the period ending April 1, 2005.  The net after-tax income for the first quarter of 2005 was $1.2 million.  Net earnings per basic share for the first quarter of 2005 were $0.03.

Consolidated EBITDA (earnings/loss before income taxes, interest expense, depreciation and amortization) was $31.2 million for the first quarter of 2005.

“The financial results for the quarter were driven primarily by continued strong operating performance on existing contracts in the North American Power operations, the E&C Group’s operations in Continental Europe, the United Kingdom, Asia Pacific and North America, and the return of the European Power operations to making a positive contribution,” said Raymond J. Milchovich, chairman, president and chief executive officer.

“Following last year’s successful balance sheet restructuring, we have continued to achieve additional milestones in the Company’s turnaround.  In March, we announced that the Company had successfully closed a new $250 million, five-year Senior Credit Agreement.  This new facility provides us with a significantly increased level of bonding capacity to support our global businesses, together with added liquidity and financial flexibility that is provided by the $75 million sub-limit for revolver borrowings.”

The net after-tax loss for the first quarter of 2004 was $4.3 million and the net loss per basic share was $2.09.  Consolidated EBITDA for the first quarter of 2004 was $42.6 million.

Worldwide cash and domestic liquidity

Total cash and short-term investments at the end of the first quarter of 2005 were $333.2 million, of which $289.3 million was held by non-U.S. subsidiaries.  This compares with $390.2 million total cash and short-term investments at year-end 2004 and $453.8 million at the end of the first quarter of 2004.  This decline in both domestic and worldwide cash during the last twelve months is the result of negative operating performance of the European Power operations, one-time fees and expenses associated with closing the equity-for-debt exchange offer and the new Senior Credit Agreement, and the working capital requirements of increased cost-reimbursable bookings.  The Company’s liquidity forecast continues to indicate that domestic liquidity is adequate through the first quarter of 2006, without domestic utilization of its $75 million revolving credit line.

Segment EBITDA

For the first quarter of 2005, the E&C Group’s EBITDA was $26.3 million, compared with $35.1 million for the first quarter of 2004.  The first-quarter 2004 results included a $10.5 million gain on the sale of development rights for a power project in Italy, which was not repeated in 2005.

The Global Power Group’s EBITDA for the first quarter of 2005 was $29.7 million, compared with $20.4 million in the first quarter of 2004.  The increase in EBITDA was driven by a continued strong operating performance on existing contracts in the North American Power operations and the return of the European Power operations to making a positive contribution.

Bookings, revenues and backlog

New orders booked by the Company during the first quarter of 2005 were $460.0 million, compared with $629.9 million during the first quarter of 2004.

For the first quarter of 2005, new bookings for the E&C Group were $324.5 million, compared with $473.2 million during the first quarter of 2004.  This decrease is primarily due to several expected awards being delayed later into 2005.  However, for a number of these expected awards, the Company has received partial release from the client to undertake specific project-related activities, pending anticipated full release later in 2005.

New orders booked in the first quarter of 2005 for the Global Power Group were $183.0 million, compared with $156.7 million in the first quarter of 2004.

The Company’s operating revenues for the first quarter of 2005 were $523.1 million, down from $666.4 million in the first quarter of 2004.

Operating revenues for the E&C Group in the first quarter of 2005 were $330.6 million, down from $394.5 million in the first quarter of 2004.  The first-quarter 2004 revenues included higher reimbursable flow-through costs compared with the first quarter of 2005.  Flow-through costs result in no profit or loss for the Company.

The Global Power Group’s operating revenues for the first quarter of 2005 were $195.1 million, down from $272.2 million in the first quarter of 2004.  This reduction reflects the execution and completion of several major projects by the Company’s North American and European operations in 2004 that were not replaced during 2005.

The Company’s backlog at April 1, 2005, was $1.9 billion, compared with $2.0 billion at year-end 2004, and $2.1 billion at the end of the first quarter of 2004.  Company backlog at April 1, 2005, expressed in terms of Foster Wheeler scope, i.e. excluding reimbursable flow-through costs, was $1.4 billion, level with year-end 2004, and up from $1.0 billion at the end of the first quarter of 2004.

E&C backlog at April 1, 2005, was $1.3 billion, substantially level with $1.4 billion at year-end 2004, and $1.3 billion at the end of the first quarter of 2004.  E&C backlog expressed in Foster Wheeler scope was $878.8 million at April 1, 2005, compared with $883.4 million at year-end 2004, and $330.2 million at the end of the first quarter 2004.

Global Power Group backlog at April 1, 2005, was $617.2 million, compared with $646.3 million at year-end 2004, and $817.5 million at the end of the first quarter of 2004.  Expressed in terms of Foster Wheeler scope, Global Power Group backlog at April 1, 2005, was $505.3 million, compared with $534.4 million at year-end 2004, and $712.0 million at the end of the first quarter of 2004.

Summary

“Backlog, expressed as Foster Wheeler scope, has remained substantially level during the quarter.  A number of the major projects which we were expecting to be awarded during the first quarter have been delayed later into 2005. We have received partial release to work on several of these projects, pending final release by the client.  We remain confident that 2005 should be a very positive booking year for the Company,” said Mr. Milchovich.

“I am very pleased with the Company’s first-quarter operating results.  I believe that these results, and the latest financial milestones achieved, demonstrate that the Company is now much stronger, operationally and financially.  I remain optimistic about the outlook for Foster Wheeler in 2005 and beyond.”

Calculation of EBITDA

Management uses several financial metrics to measure the performance of the Company’s business segments.  EBITDA is a supplemental, non-generally accepted accounting principle (GAAP) financial measure.  The Company presents EBITDA because it believes it is an important supplemental measure of operating performance.  A reconciliation of EBITDA, a non-GAAP financial measure, to net earnings/(loss), a GAAP measure, is attached with the Company’s financial statements.

The Company believes that the line item on its consolidated statement of operations entitled “net earnings/(loss)” is the most directly comparable GAAP measure to EBITDA.  Since EBITDA is not a measure of performance calculated in accordance with GAAP, it should not be considered in isolation of, or as a substitute for, net earnings/(loss) as an indicator of operating performance.

EBITDA, as the Company calculates it, may not be comparable to similarly titled measures employed by other companies.  In addition, this measure does not necessarily represent funds available for discretionary use, and is not necessarily a measure of the Company’s ability to fund its cash needs.  As EBITDA excludes certain financial information compared with net earnings/(loss), the most directly comparable GAAP financial measure, users of this financial information should consider the type of events and transactions which are excluded.

The Company’s non-GAAP performance measure, EBITDA, has certain material limitations as follows:

•                  It does not include interest expense.  Because the Company has borrowed substantial amounts of money to finance some of its operations, interest is a necessary and ongoing part of its costs and has assisted it in generating revenue.  Therefore, any measure that excludes interest expense has material limitations;

•                  It does not include taxes.  Because the payment of taxes is a necessary and ongoing part of the Company’s operations, any measure that excludes taxes has material limitations;

•                  It does not include depreciation.  Because the Company must utilize substantial property, plant and equipment in order to generate revenues in its operations, depreciation is a necessary and ongoing part of its costs.  Therefore any measure that excludes depreciation has material limitations.

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05-027

Notes to Editor:

1.               Consolidated Statements, including reconciliation of EBITDA, follow.

2.               All prior period share and per share data have been revised to reflect the capital share alterations approved by the Company’s shareholders on November 29, 2004.  The capital share alterations included, among other things, a one-for-twenty reverse common share split and a reduction in the par value of both the common and preferred shares from $1.00 par value to $0.01 par value.

3.               Foster Wheeler will conduct a conference call with analysts tomorrow, May 11, at 11:00 a.m. (Eastern).  The call will be accessible to the public by telephone or Webcast.  To listen to the call by telephone in the United States, dial 888-262-9189 approximately ten minutes before the call.  International access is available by dialing 973-582-2729.  The conference call will also be available over the Internet at www.fwc.com or through

StreetEvents at www.streetevents.com.  A replay of the call will be available on the Company’s Web site as well as by telephone.  To listen to the replay by telephone, dial 877-519-4471 or 973-341-3080 (replay pass code 6029380# required) starting one hour after the conclusion of the call through 8 p.m. (Eastern) on Wednesday, May 25, 2005.  The replay can also be accessed on the Company’s Web site for two weeks following the call.

4.               Foster Wheeler Ltd. is a global company offering, through its subsidiaries, a broad range of design, engineering, construction, manufacturing, project development and management, research and plant operation services.  Foster Wheeler serves the refining, upstream oil and gas, LNG and gas-to-liquids, petrochemicals, chemicals, power, pharmaceuticals, biotechnology and healthcare industries.  The corporation is based in Hamilton, Bermuda, and its operational headquarters are in Clinton, New Jersey, USA.  For more information about Foster Wheeler, visit our Web site at http://www.fwc.com.

5.               Safe Harbor Statement

This news release contains forward-looking statements that are based on management’s assumptions, expectations and projections about the Company and the various industries within which the Company operates.  These include statements regarding our expectations regarding revenues (including as expressed by our backlog), liquidity, the outcome of litigation and legal proceedings and recoveries from customers for claims and the costs of current and future asbestos claims and the amount and timing of related insurance recoveries. Such forward-looking statements by their nature involve a degree of risk and uncertainty.  The Company cautions that a variety of factors, including but not limited to the factors described under the heading “Business—Risk Factors of the Business” in the Company’s most recent annual report on Form 10-K and the following, could cause the Company’s business conditions and results to differ materially from what is contained in forward-looking statements: changes in the rate of economic growth in the United States and other major international economies, changes in investment by the power, oil and gas, pharmaceutical, chemical/petrochemical and environmental industries, changes in the financial condition of customers, changes in regulatory environment, changes in project design or schedules, contract cancellations, changes in estimates made by the Company of costs to complete projects, changes in trade, monetary and fiscal policies worldwide, currency fluctuations, war and/or terrorist attacks on facilities either owned or where equipment or services are or may be provided, outcomes of pending and future litigation, including litigation regarding our liability for damages and insurance coverage for asbestos exposure, protection and validity of patents and other intellectual property rights, increasing competition by foreign and domestic companies, compliance with debt covenants, implementation of our restructuring plan, recoverability of claims against customers and others, changes in estimates used in critical accounting policies.  Other factors and assumptions not identified above were also involved in the formation of these forward-looking statements and the failure of such other assumptions to be realized, as well as other factors, may also cause actual results to differ materially from those projected.  Most of these factors are difficult to predict accurately and are generally beyond our control.  You should consider the areas of risk described above in connection with any forward-looking statements that may be made by us.

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05-10-05

Media Contact:              Maureen Bingert 908-730-4444

Investor Contact:   John Doyle 908-730-4270

Other Inquiries:             908-730-4000

Foster Wheeler Ltd.  and  Subsidiaries

Consolidated Statement of Earnings —  Summary

(in thousands of dollars, except share data and per share amounts)

	Three months ended
	April 1, 2005	March 26, 2004

Unfilled orders	$1,914,455	$2,138,207
New orders booked	460,005	629,927

Operating revenues	523,065	666,359
Cost of operating revenues	(445,054)	(591,147)
Contract profit	78,011	75,212

Selling, general & administrative expenses	(55,217)	(57,184)
Other income	12,510	23,649
Other deductions	(10,336)	(6,117)
Interest expense	(14,748)	(25,432)
Minority interest	(1,009)	(982)

Income before income taxes	9,211	9,146
Provision for income taxes	(7,971)	(13,444)
Net income \ (loss)	1,240	(4,298)

Other comprehensive income / (loss):
Foreign currency translation adjustment	1,708	(4,004)

Net comprehensive income / (loss)	$2,948	($8,302)

Earnings / (loss) per share :
Basic	$0.03	($2.09)
Diluted	$0.02	($2.09)

Shares outstanding
Basic: weighted-average number of shares outstanding	41,753,245	2,052,762
Diluted: effect of dilutive securities (1)	6,345,847	—
Total diluted	48,099,092	2,052,762

(1)          The impact of potentially dilutive securities has been included in the calculation of diluted earnings per share to the extent such securities are dilutive.

Foster Wheeler Ltd. and  Subsidiaries

Major Business Groups

( in thousands of dollars )

	Three months ended
	April 1, 2005	March 26, 2004
Engineering and Construction
Unfilled orders	$1,345,488	$1,324,130
New orders booked	324,505	473,230
Operating revenues	330,575	394,519
EBITDA	26,269	35,064
Less: Interest expense	(3,476)	(2,276)
Less: Depreciation/amortization	(1,832)	(2,246)
Earnings before income taxes	20,961	30,542
Provision for income taxes	(5,910)	(10,117)
Net earnings	15,051	20,425

Global Power
Unfilled orders	617,165	817,455
New orders booked	182,989	156,690
Operating revenues	195,057	272,179
EBITDA	29,691	20,410
Less: Interest expense	(7,085)	(8,131)
Less: Depreciation/amortization	(4,985)	(5,158)
Earnings before income taxes	17,621	7,121
Provision for income taxes	(7,397)	(8,008)
Net earnings/(loss)	10,224	(887)

Corporate and Financial Services (1)
Unfilled orders	(48,198)	(3,378)
New orders booked	(47,489)	7
Operating revenues	(2,567)	(339)
EBITDA	(24,777)	(12,847)
Less: Interest expense	(4,187)	(15,025)
Less: Depreciation/amortization	(407)	(645)
Loss before income taxes	(29,371)	(28,517)
Provision for income taxes	5,336	4,681
Net loss	(24,035)	(23,836)

Consolidated
Unfilled orders	1,914,455	2,138,207
New orders booked	460,005	629,927
Operating revenues	523,065	666,359
EBITDA	31,183	42,627
Less: Interest expense	(14,748)	(25,432)
Less: Depreciation/amortization	(7,224)	(8,049)
Earnings before income taxes	9,211	9,146
Provision for income taxes	(7,971)	(13,444)
Net earnings / (loss)	$1,240	$(4,298)

(1)     Includes intersegment eliminations

Foster Wheeler Ltd. and Subsidiaries

Condensed Consolidated Balance Sheet

(In Thousands of Dollars)

	April 1, 2005	December 31, 2004 (1)
ASSETS
Current Assets:
Cash and cash equivalents	$233,977	$291,567
Short-term investments	24,859	25,775
Accounts and notes receivable, net	516,845	506,496
Contracts in process and inventories	187,955	174,077
Prepaid, deferred and refundable income taxes	26,033	26,144
Prepaid expenses	24,595	25,239
Total current assets	1,014,264	1,049,298
Land, buildings and equipment, net	272,078	280,305
Restricted cash	74,315	72,844
Notes and accounts receivable – long-term	6,821	7,053
Investment and advances	165,705	158,324
Goodwill, net	51,515	51,812
Other intangible assets, net	68,023	69,690
Prepaid pension cost and related benefit assets	6,216	6,351
Asbestos-related insurance recovery receivable	309,889	332,894
Other assets	120,281	108,254
Deferred income taxes	50,817	50,714
TOTAL ASSETS	$2,139,924	$2,187,539

LIABILITIES AND SHAREHOLDERS’ DEFICIT
Current Liabilities:
Current installments on long-term debt	$35,664	$35,214
Accounts payable	261,013	288,899
Accrued expenses	312,012	314,529
Estimated costs to complete long-term contracts	451,022	458,421
Advance payments by customers	109,778	111,300
Income taxes	57,512	53,058
Total current liabilities	1,227,001	1,261,421
Long-term debt	529,576	534,859
Deferred income taxes	19,995	7,948
Pension, postretirement and other employee benefits	273,174	271,851
Asbestos-related liability	424,395	447,400
Other long-term liabilities and minority interest	160,722	166,165
Deferred accrued interest on subordinated deferrable interest debentures	25,549	23,460
Commitments and contingencies
TOTAL LIABILITIES	2,660,412	2,713,104

Shareholders’ Deficit:
Preferred shares	—	1
Common shares	446	405
Paid-in capital	883,127	883,167
Accumulated deficit	(1,095,108)	(1,096,348)
Accumulated other comprehensive loss	(295,035)	(296,743)
Unearned compensation	(13,918)	(16,047)
TOTAL SHAREHOLDERS’ DEFICIT	(520,488)	(525,565)
TOTAL LIABILITIES AND SHAREHOLDERS’ DEFICIT	$2,139,924	$2,187,539

(1)            Restated to reflect the correction of an actuarial error in the domestic pension plan valuation as described in the Company’s Report on Form 8K filed on May 2, 2005.